Filed Pursuant to Rule 433

Registration Statement No. 333-136378

October 4, 2007

The Export-Import Bank of Korea

MXN 1,000,000,000 8.61% Notes due 2017 (the “Notes”)

Final Term Sheet

Issuer	The Export-Import Bank of Korea
MXN Nominal Amount:	MXN 1,000,000,000
Format:	Notes issued under its US SEC Registered Program
Trade Date:	October 4, 2007
Settlement Date:	October 11, 2007
Maturity Date:	October 11, 2017
Interest Payment Dates:	Semi-annual payments
Business Day Convention:	Following Business Day
Ratings:	Aa3 by Moody’s / A by S&P / A+ by Fitch
Pricing:	MBono Dec/16 + 73bps
Coupon Rate:	8.61% 30/360, semi-annual on MXN Notional
Issue Price:	100% of the Nominal Amount
Gross Proceeds:	MXN 1,000,000,000
Underwriting Discounts:	0.20%
Net Proceeds (after deducting underwriting discounts but not estimated expenses):	MXN 998,000,000
Minimum Denominations:	MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof
Settlement Exchange Rate:	All cash flows to be settled in Mexican pesos except in circumstances as set forth in the Preliminary Prospectus Supplement.
Lead Manager and Bookrunner:	Merrill Lynch International
Settlement:	Euroclear / Clearstream / Indeval
Business Days:	Mexico City, New York, Seoul, and London
Listing:	International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange
Governing Law:	New York

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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